Rule 424(b)(3)
                                                    Registration No. 333-68885

PRICING SUPPLEMENT NO. 1 DATED JUNE 21, 2000

(To Prospectus Dated January 5, 1999 as supplemented by Prospectus Supplement Dated May 7, 1999 and
Supplement, Dated August 10, 1999, to Prospectus Supplement)


                               U.S. $250,000,000
                                CSX CORPORATION

                          Medium-Term Notes, Series C


Principal Amount:  $200,000,000         Redemption Terms (at option of CSX)
                   ------------            [ ] Not redeemable prior to Stated
                                               Maturity
Issue Price (Dollar Amount and             [X] Redeemable in accordance with the
Percentage of Principal Amount):               following terms:See "Other below"
$199,926,000; 99.963%
---------------------                   Repayment Terms (at option of the
                                        Holder):
Settlement Date (Issue Date):
6/23/2000                               [X] Not repayable prior to Stated
---------                                   Maturity
                                        [ ] Repayable in accordance with the
Stated Maturity:  6/24/2002                 following terms:
                  ---------
                                        Sinking Fund Provisions:
Type of Note:                           [X} None
[ ] Fixed Rate Note                     [ ] Applicable in accordance with the
[X] Floating Rate Note                      following terms
[ ] Inverse Floating Rate Note
[ ] Zero Coupon Note                    Specified Currency (U.S. dollars, unless
[ ] Foreign Currency Note               otherwise indicated):
[ ] Indexed Note                                             -------------------

Form:                                   Agents: Banc of America Securities LLC
                                                ------------------------------
[X] Book Entry
[ ] Definitive                          Agents acting in capacity indicated
                                        below:
CUSIP No:  12641L BY 8
           -----------                  [ ] As Agent
                                        [X] As Principal
Interest Rate Index:  LIBOR - Telerate
                      ----------------
                                        Agent's Commission:  $500,000
Index Maturity:  3 months                                    --------
                 --------
                                        Net Proceeds to CSX: $199,426,000
Spread:  Plus 60 Basis Points                                ------------
         --------------------
                                        Other:  The Notes will be redeemable as
                                        a whole or in part, at the option of the
Designated LIBOR Page:  3750            Company, on any Interest Payment Date
                        ----            occurring on or after June 24, 2001 at a
                                        redemption price of 100% of the
Initial Interest Rate: 7.365%           principal amount thereof, plus accrued
                       -----            and unpaid interest on the principal
                                        amount being redeemed to the date of
Interest Payment Dates:  Quarterly on   redemption.
                         ------------
the 24th day of each March, June,       Use of Proceeds:
---------------------------------
September and December,                 The net proceeds from the sale of the
----------------------                  Notes will be used to refinance the
commencing September 24, 2000           portion of CSX's outstanding commercial
-----------------------------           paper that is classified as long-term
                                        debt.  At May 26, 2000, CSX had
Interest Reset Dates:  Quarterly on     approximately $866 million of commercial
                       ------------     paper outstanding, including $800
the 24th day of each March, June,       million which was classified as long-
---------------------------------       term debt based on CSX's ability and
September and December                  intent to maintain the debt outstanding
----------------------                  for more than one year.  At May 26,
                                        2000, the weighted average maturity of
Interest Determination Dates:  2nd      CSX's outstanding commercial paper was
                               ---      approximately 31 days and the weighted
London Market Day preceding each        average interest rate was approximately
--------------------------------        6.74%.
Interest Reset Date
-------------------